Letter to Shareholders

FISCAL Q1 | 2023

SUPER LEAGUE

The *Rocketship* to Virtual Worlds.

NASDAQ: SLGG

May 15, 2023

Fellow Shareholders,

I'm pleased to share our fiscal first quarter 2023 results and summarize some of our exciting developments as we continue to establish Super League as a leader in the immersive web. While Q1's topline was lighter than expected, we were not singled out. These are similar results you have seen reflected in numerous companies' quarterly filings for the quarter ended March 31, 2023. The continued uncertainty related to the Federal interest rate policy and potential recession caused large corporations to delay finalizing 2023 advertising budgets, leading to a light first quarter advertising spend. In terms of first quarter revenue, we reported $3.3 million, in line with our historical seasonality. While this number is down relative to the same quarter prior year, on a normalized basis we are up 17% due to a one-time, non-core Technology-as-a-Service (TaaS) payment from Verizon for close to $1 million. That said, the second quarter has shown a very strong start indicating that advertisers are back, and we have made notable progress over the last month by acquiring Melon, an immersive experience studio, and materially strengthening our balance sheet through private offerings, as previously announced. Our strategy is working, and we continue to make meaningful strides that dramatically improve our position as we look towards the horizon and our $100 million revenue target in the next 3 years.

Led by gaming engines and the advancement in smarter screens, the internet is changing right before our eyes and increasingly becoming a 3D experience.

The next generation internet (Web 2.0 and 3.0) has arrived. It is more immersive, customizable, collaborative and sticky for consumers. We have already proven that our immersive publishing, media and creator tool engine is valuable and scalable. We currently reach over 100 million monthly unique players generating well over 1 billion monthly impressions and growing in some of the largest game platforms in the world. We are now applying that technology and capability backbone to more established, virtual world platforms - we are becoming a multiverse company. This diversification means more audience reach, and the ability to not only meet any brand partner's marketing objectives, but also offer a solution toward their forward web strategy beyond game platforms. Today, people under 30 spend more time on their phones in immersive worlds than any other activity, except watching videos. And Gen Z specifically spends over 7 hours a week hanging out with friends in immersive spaces (2X the time they spend in real life with friends) vs approximately 5 hours on social media. The headline here is that immersive spaces are the new dominant form of digital social interaction for younger generations. As brands look to create immersive spaces as an extension of their web presence, Super League is ready to step in with our **one-stop shop** solution. Brands get acquainted with our powerful immersive engine to reach elusive young audiences and achieve campaign-oriented marketing objectives, but they stay and spend increasingly more with us because they see having a persistent channel in these worlds as a marketing requirement – no different than the need to have a TikTok or YouTube channel. Yet that is not the end game – it is not the big prize for Super League and our shareholders. It is where our business model is headed, but it is happening now, as we lend our enterprise solution to transform and modernize their overall web strategy and presence.

Our roots are in gaming platforms. Our future is in building the premiere publishing and monetization engine for the immersive web.

As for our overall health, pipeline trends continue to remain strong and growing as we work with some of the biggest brands in the world across entertainment, fashion, CPG and more – brands like Disney, Mattel, Loreal, Mars, and Skechers. We served over 100 brands in 2022 with 7 customers spending in excess of $1 million in aggregate. We continue our strong 70%+ repeat customer rate and have 42 six-figure deals in our current pipeline, with 17 deals over $500,000 and 6 over $1 million – including a record-breaking program with Kraft.

Additionally, our reseller, or global sales network, strategy is working as well. This nascent indirect sales channel last year delivered close to 15% of our annual revenue and represented over 20% in Q1 2023. Our partners are coming up the learning curve in selling our immersive media products with increasing deal-sizes, serving as a feeder to our immersive experience publishing pipeline, and accelerating our awareness with top global brands.

Subsequent Events

M&A and consolidation are becoming predominant themes in our space. This makes our multiverse approach to virtual world publishing even more poignant in today's market. To that end, we

opportunistically acquired Melon, a ground-breaking development studio renowned for creating award winning, high-profile experiences across an impressive array of global brands, including the likes of The NFL, Chipotle, American Girl, Clarks, and Dave & Buster's. This isn't just any game development studio, Melon are innovators creating valuable partner solutions that drive business objectives. One of the most compelling examples was their Chipotle activation last year which proved immersive game experiences can be a driver for download apps and retail foot-traffic. We believe being a leader in proving the digital-to-physical crossover is a game-changer for brands.

The acquisition is immediately accretive and intelligently structured in alignment with shareholder interests with a nominal cash outlay and performance -based earn out compensation incentives. Furthermore, Melon's immersive experience capability augments our industry-leading publishing, media and measurement and monetization tools **creating a vertically integrated gold standard, a powerhouse in this fast-growing sector**. And the impact is immediate. Not only were we able to fully integrate their talented team within the first week, but we also saw pipeline synergies out of the gate. This is instantly quantifiable - a bigger pipeline, larger deal sizes and, very notably, improved margins – we are controlling the full value chain and walking up our margin profile in a march toward profitability.

Beyond Melon, we continued to increase our ownership stakes in Roblox games, with more than 20 now in our portfolio. This gives us control of more media inventory and is part of our revenue diversification strategy as we look to expand more meaningfully into direct-to-consumer, recurring revenues. Additionally, we announced an exclusive strategic partnership with Landvault, the leading digital "construction" company in the metaverse to serve as their partner, as we further expand our current efforts in Abu Dhabi to the greater UAE and GCC region. Just focusing on that region alone and their investment in the metaverse could support our current year revenue ambitions.

As we work towards our goal of achieving profitability, capital is the lifeline to any growth stage company. Recently, we significantly bolstered our balance sheet with the successful completion of a $23.8 million capital raise including $9.9 million subsequent to the end of the first quarter. We applied some of these net proceeds to fully extinguish our debt and pay earnout provisions related to some M&A in 2021. Additionally, we have been extremely diligent with our expense reduction plan, cutting approximately ~35% off our operating expense on an annualized run-rate while continuing to invest in our high-growth revenue products and the resources against those product-lines. With this lean, agile organization, we have created material operating leverage – every revenue dollar coming in is of greater value.

Q1 2023 Results

First quarter 2023 revenues were $3.3 million, compared to $3.8 million in the first quarter of 2022. Excluding a one-off product design and software development kit-related (or TaaS) program totaling $919,000 recognized during first quarter 2022, total revenue, on a more normalized basis, for the three months ended March 31, 2023 increased $473,000, or 17% compared to the prior year quarter.

Media and advertising revenue decreased 10% to $1.7 million, and comprised 50% of total first quarter 2023 revenues. The net decrease in media and advertising revenues included a 212% increase in reseller sales revenues reflecting our continued focus on developing and expanding our global network of resellers to sell our international media inventory.

Publishing and content studio sales revenue decreased 9%, to $1.3 million, and comprised 38% of total revenues. Publishing and content studio sales revenue for the three months ended March 31, 2022 included product design and software development kit-related revenue pursuant to a development agreement with a customer. Excluding product design and software development-kit related revenue recognized during first quarter 2022, publishing and content studio revenues increased $786,000, or 162%, driven primarily by an increase in-game development and immersive experience related revenues, resulting in a 278% increase in average publishing and content studio sales revenue per customer.

First quarter 2023 cost of revenue remained relatively flat totaling $1.9 million for the first quarter of 2023 and 2022, as compared to the 12% decrease in revenues. As a percent of revenue, gross profit in the first quarter of 2023 was 41% compared to 49% in the prior year comparable quarter. The less than proportionate change in cost of revenue was driven by higher margin product design and software development kit related revenue recognized during the three months ended March 31, 2022. Excluding product design and software development kit related revenues and costs, first quarter 2023 revenue and cost of revenue increased 17% and 21%, respectively, compared to the prior year quarter.

GAAP operating expense in the first quarter of 2023 was $8.6 million, compared to $9.8 million in the comparable prior year quarter. The decrease in operating expense was primarily due to a 47% reduction in cloud services and other technology platform costs, and decreases in personnel, marketing and other corporate costs, reflecting the impact of ongoing cost reduction and optimization activities.

Excluding non-cash stock compensation and amortization expense, proforma operating expense

in the first quarter of 2023 was $6.5 million compared to $7.4 million in the comparable prior year quarter. Operating expenses in the first quarter of 2023 also included accrued contingent consideration expense totaling $468,000, related to earn out provisions in connection with our acquisition of Super Biz in fiscal year 2021. Excluding accrued contingent consideration, proforma operating expense was $6.0 million, a material reduction in operating expense as compared to $7.4 million (excluding noncash items) in the comparable prior year quarter, reflecting the impact of the Company's ongoing cost-saving measures.

On a GAAP-basis, which includes the impact of non-cash charges totaling $2.1 million and accrued contingent consideration totaling $468,000, net loss in the first quarter of 2023 was $7.2 million, or $(0.19) per share, compared to a net loss of $7.9 million, or $(0.21) per share, in the comparable prior year quarter. The weighted average diluted share count for the first quarter of 2023 was 37.7 million, compared to 36.8 million for the first quarter of 2022.

Pro forma net loss for the first quarter of 2023, which excludes the impact of noncash charges and credits, was $5.1 million, or $(0.14) per share, compared to a pro forma net loss of $5.6 million, or $(0.15) per share, in the comparable prior year quarter. Excluding accrued contingent consideration expense, proforma net loss for the first quarter of 2023 was $4.6 million or $(0.12) per share.

As of March 31, 2023, we reported $0.6 million in cash. Continuing to enhance our liquidity has been a top priority. During the first quarter of 2023, we raised net proceeds totaling $2.0 million. In addition, in April and May 2023, we raised an aggregate of $9.9 million. These transactions were closed in a very challenging capital market environment and reflect our investors' confidence in our growth strategy and our ability to continue to finance our working capital needs. We encourage our investors to monitor our filings with the Securities and Exchange Commission for additional information. As previously indicated, as shareholders ourselves, we're committed to achieving positive cash flow while minimizing the dilutive effects in connection with any financing transaction consistent with our commitment to execute on our long-term strategy and continue our growth trajectory.


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Outlook

In our Q4 2022 shareholder letter, I talked about being in the strongest position in our history to execute on our vision. Since then, we've only gotten stronger. Now backed by a more focused operation, a strengthened balance sheet with no debt, more diverse revenue streams with improved marginality and the premier vertically-integrated, one-stop shop solution, we have ignited our booster rocket for growth.

Our key leverage points remain:

Monetizing what we have built – a strong and growing pipeline with larger campaign deal sizes and high repeats proving we can take a greater share of advertisers' wallets and be a "go to" for their marketing needs driven by improved sales force effectiveness inclusive of higher salesperson throughputs and "win" percentages.

Optimizing our global sales partner network – utilizing our partners' P&Ls and established media sales teams and brand relationships to sell our international audience inventory for greater sell-through rates.

Diversifying the nature and shape of our revenue streams – moving more into persistent owned and 3rd party annual experiences and media programs for more recurring and predictable revenues along with the opportunity to move further downstream with high margin, direct-to-consumer and 1st party data monetization and a greater share of the digital economy.

We continue to see a clear line of sight towards growing our annual revenues to over $100 million, with a gross margin in the high 50s to low 60s. Our gross margin goal will be further supported through the acquisition of Melon as I noted above along with product development roadmaps and other internal strategies. This launchpad has provided us with the ability to build a great business just by monetizing what we have right now, yet build something much more material and leading over the next 2-3 years.

We're building an enterprise model for the future of the internet, and the immersive web. As I stated previously, partners seek us out to help them solve their marketing challenges - they remain because we offer them a solution for their Web 2/3 digital strategy.

We are grateful for your interest and ongoing support. Please join us for a continued earnings discussion today at 5pm E.T. in which we will answer pre-submitted questions from our shareholders and live questions from our covering analysts.

Sincerely,

Ann Hand
CEO of Super League Gaming

About Super League Gaming

Super League (Nasdaq: SLGG) is a leading strategically-integrated publisher and creator of games and experiences across the world's largest immersive digital platforms. From metaverse gaming powerhouses such as Roblox, Minecraft and Fortnite, to the most popular Web3 environments such as Sandbox and Decentraland, to bespoke worlds built using the most advanced 3D creation tools, Super League's innovative solutions provide incomparable access to massive audiences who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn and create. As a true end-to-end activation partner for dozens of global brands, Super League offers a complete range of development, distribution, monetization and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry. For more, go to superleague.com.

SUPER LEAGUE GAMING, INC
CONDENSED BALANCE SHEET
(Unaudited)

	March 31, 2023	December 31, 2022
Assets		
Cash and cash equivalents	$ 590,000	$ 2,482,000
Accounts receivable	3,463,000	6,134,000
Prepaid expenses and other current assets	1,179,000	1,381,000
Total current assets	**5,232,000**	**9,997,000**
Property and Equipment, net	130,000	147,000
Intangible and Other Assets, net	19,040,000	20,066,000
Total assets	**$ 24,402,000**	**$ 30,210,000**
Liabilities		
Accounts payable and accrued expenses	$ 5,779,000	$ 6,697,000
Accrued contingent consideration	3,674,000	3,206,000
Deferred Revenue	29,000	111,000
Convertible Debt, net	-	679,000
Total current liabilities	**9,482,000**	**10,693,000**
Deferred tax liability	313,000	313,000
Total liabilities	**9,795,000**	**11,006,000**
Stockholders' Equity		
Preferred Stock	-	-
Common Stock	47,000	47,000
Additional paid-in capital	232,539,000	229,900,000
Accumulated deficit	(217,979,000)	(210,743,000)
Total stockholders' equity	**14,607,000**	**19,204,000**
Total liabilities and stockholders' equity	**$ 24,402,000**	**$ 30,210,000**

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)	Three Months Ended March 31 2023	 2022
REVENUE	$ 3,322,000	$ 3,768,000
COST OF REVENUE	(1,948,000)	(1,909,000)
GROSS PROFIT	**1,374,000**	**1,859,000**
OPERATING EXPENSES		
Selling, marketing and advertising	2,650,000	2,734,000
Engineering, Technology and Development	2,956,000	4,210,000
General and administrative	2,520,000	2,876,000
Contingent consideration	468,000	-
TOTAL OPERATING EXPENSES	**8,594,000**	**9,820,000**
NET OPERATING LOSS	(7,220,000)	(7,961,000)
OTHER INCOME (EXPENSE)		
Interest expense	(40,000)	(2,000)
Other	24,000	1,000
OTHER INCOME (EXPENSE)	(16,000)	(1,000)
LOSS BEFORE BENEFIT FROM INCOME TAXES	(7,236,000)	(7,962,000)
BENEFIT FOR INCOME TAXES	-	46,000
NET LOSS	**$ (7,236,000)**	**$ (7,916,000)**
Net loss attributable to common stockholders - basic and diluted		
Basic and diluted loss per common share	$ (0.19)	$ (0.21)
Weighted-average number of shares outstanding, basic and diluted	**$ 37,715,941**	**$ 36,838,957**

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended March 31 2023	 2022
GAAP net loss	$ (7,236,000)	$ (7,916,000)
Add back:		
Non-cash stock compensation	783,000	1,099,000
Non-cash amortization of intangibles	1,337,000	1,307,000
Noncash benefit for income taxes	-	(46,000)
Proforma net loss	$ (5,116,000)	$ (5,556,000)
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.14)	$ (0.15)
Non-GAAP weighted-average shares — diluted	37,715,941	36,838,957

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)	Three Months Ended March 31, 2023	2022
Operating Activities		
Net loss	$ (7,236,000)	$ (7,916,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	1,337,000	1,348,000
Stock-based compensation	783,000	1,099,000
Amortization of original issue discount on convertible notes	40,000	-
Changes in assets and liabilities		
Accounts Receivable	2,671,000	543,000
Prepaid Expenses and Other Assets	140,000	215,000
Accounts payable and accrued expenses	(919,000)	(1,527,000)
Accrued contingent consideration	468,000	-
Deferred Revenue	(82,000)	(3,000)
Deferred taxes	-	(46,000)
Accrued interest on notes payable	(180,000)	-
Net Cash Used in Operating Activities	**(2,978,000)**	**(6,287,000)**
Investing Activities		
Purchase of property and equipment	(6,000)	(118,000)
Capitalization of software development costs	(281,000)	(297,000)
Acquisition of other intangibles	(7,000)	(47,000)
Net Cash Used in Investing Activities	**(294,000)**	**(462,000)**
Financing Activities		
Proceeds from issuance of preferred stock, net	1,919,000	-
Payments on convertible notes	(539,000)	-
Net Cash Provided by Financing Activities	**1,380,000**	-
Net (Decrease) Increase in Cash and Cash Equivalents	(1,892,000)	(6,749,000)
Cash and Cash Equivalents at Beginning of the Period	2,482,000	14,533,000
Cash and Cash Equivalents at End of the Period	**$ 590,000**	**$ 7,784,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about Super League's growth and growth strategies, the ability to actualize the benefits of the acquisition of Melon, our possible or assumed business strategies, new products, potential market opportunities and our ability to secure adequate working capital. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect to our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended December 31, 2022, including the possibility that the expected benefits, particularly from our acquisitions consummated in 2021 and 2023, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition in our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial condition and

operating results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash goodwill impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash goodwill and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

The accompanying table below titled "Reconciliation of GAAP to Non-GAAP Financial Information" provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Contact:
Shannon Devine / Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLGG@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE